Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MAY 31, 2021

Midlothian, TX. June 22, 2021 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2021.  Highlights include:

•	Revenues were $96.9 million for the quarter compared to $89.0 million for the same quarter last year, an increase of $7.9 million or 8.9%.
•	Earnings per diluted share for the current quarter were $0.28 compared to $0.16 for the comparative quarter last year, an increase of 75%.
•	Our gross profit margin for the quarter was 30.1% compared to 26.9% for the comparative quarter last year, an increase of 12%.

Financial Overview

The Company’s revenues for the first quarter ended May 31, 2021 were $96.9 million compared to $89.0 million for the same quarter last year, an increase of $7.9 million, or 8.9%. Excluding the sales from our Infoseal acquisition, organic sales increased $2.7 million, or 3.0%.  Gross profit margin was $29.2 million, or 30.1%, as compared to $23.9 million, or 26.9%, for the same quarter last year. Net earnings for the quarter were $7.3 million, or $0.28 per diluted share, as compared to $4.2 million, or $0.16 per diluted share, for the same quarter last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our results for the quarter were within our expectations and our management team continued to successfully navigate the challenges presented by the COVID-19 pandemic. Our gross profit margin improved over the sequential quarter increasing from 29.6% to 30.1%.  Our EBITDA increased over the sequential quarter, $12.4 million to $15.1 million, representing 13.8% and 15.5% of sales, respectively. While our revenues continue to be impacted by the COVID-19 pandemic, some of our customers are seeing sales return to normalized levels. We continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly.  Our recent acquisition of InfoSeal increased our sales by $5.2 million and added $0.02 to our diluted earnings per share. We are seeing a tight labor market and some inflationary pressures through increased pricing from our suppliers, but it is our intention to attempt to adjust customer pricing over time to maintain our gross profit margin.  Our strong vendor relationship with our paper supplier allows us to meet customer demand for their business product needs even though paper production in the Print & Writing segment has declined domestically in recent months.

We continued to invest in our business during the quarter, including our most recent acquisition of the assets and business of Ameriprint Corporation, a trade printer specializing in custom-printed documents, barcoding, integrated products, and business forms. Ameriprint, strategically located in the Chicago area, brings 30 years of print industry experience and added capabilities and expertise to our expanding product offering, including barcoding and variable imaging acquired May 31, 2021.

Our financial strength, including a current ratio (current assets divided by current liabilities) of 4.0, cash balance of $81.3 million, and available line of credit of $99.4 million allows us to be well-positioned for the future to be able to withstand unforeseen adversities as well as take advantage of acquisition opportunities. Our strong balance sheet and solid cash flow make it possible for us to continue our long history of returning value to shareholders through our quarterly dividends, which we recently increased to twenty-five cents ($0.25) per share for our quarterly dividend payable August 9, 2021, up from twenty-two and one half cents ($0.225) per share in recent quarters, or an increase of 11.1%.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization).  The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.  Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies.  While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP.  These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three months ended May 31, 2021 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended
	May 31,	May 31,
	2021	2020
Net earnings	$7,304	$4,185
Income tax expense	3,130	1,470
Interest expense	2	3
Depreciation and amortization	4,634	4,416
EBITDA (non-GAAP)	$15,070	$10,074
% of sales	15.5%	11.3%

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2021.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Interim Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended
Condensed Consolidated Operating Results	May 31,
	2021	2020
Revenues	$96,930	$88,996
Cost of goods sold	67,744	65,089
Gross profit margin	29,186	23,907
Operating expenses	18,638	18,011
Operating income	10,548	5,896
Other expense	114	241
Earnings before income taxes	10,434	5,655
Income tax expense	3,130	1,470
Net earnings	$7,304	$4,185

Weighted average common shares outstanding
Basic	26,029,355	25,975,010
Diluted	26,113,359	25,975,010

Earnings per share
Basic	$0.28	$0.16
Diluted	$0.28	$0.16

	May 31,	February 28,
Condensed Consolidated Balance Sheet Information	2021	2021
Assets
Current Assets
Cash	$81,329	$75,190
Accounts receivable, net	35,705	37,891
Inventories, net	36,304	32,906
Other	1,396	2,087
Total Current Assets	154,734	148,074
Property, plant & equipment, net	53,482	55,384
Operating lease right-of-use assets	18,982	19,187
Goodwill and intangible assets	139,283	141,359
Other	4,198	384
Total Assets	$370,679	$364,388
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,363	$14,759
Accrued expenses	17,814	14,955
Current portion of operating lease liabilities	5,557	5,338
Total Current Liabilities	38,734	35,052
Other non-current liabilities	28,493	28,787
Total liabilities	67,227	63,839
Shareholders' Equity	303,452	300,549
Total Liabilities and Shareholders' Equity	$370,679	$364,388

	Three months ended
	May 31,
Condensed Consolidated Cash Flow Information	2021	2020
Cash provided by operating activities	$11,887	$14,850
Cash provided by (used in) investing activities	118	(989)
Cash used in financing activities	(5,866)	(6,287)
Change in cash	6,139	7,574
Cash at beginning of period	75,190	68,258
Cash at end of period	$81,329	$75,832